Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/Chief Financial Officer	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces Third Quarter 2007

Financial Results and Operational Highlights

Achieves Record Net Revenues of $26.2 million, up 49% versus Q3 of 2006

Revises Financial Guidance for 2007; Raises Revenue Guidance to be in the range of $92-$96 million

Expects to Complete Enrollment for CORD I and II by the end of 2007

MALVERN, PA (October 31, 2007) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) today announced financial results and operational highlights for the quarter and nine months ended September 30, 2007. For the third quarter of 2007, Auxilium reported record net revenues of $26.2 million compared to net revenues of $17.6 million in the third quarter of 2006, up 49%.

“Thanks to the focused and untiring efforts of our employees, we have continued to advance our clinical program for the development of our potentially company-transforming, late stage development product, XIAFLEX™ and achieved record sales of Testim® through the third quarter of 2007,” said Armando Anido, Chief Executive Officer and President of Auxilium.

Third Quarter 2007 Operational Highlights and Subsequent Events:

XIAFLEX:

•

In August, the Company received clearance from the U.S. Food and Drug Administration to resume its phase III clinical trials for XIAFLEX (clostridial collagenase for injection), formerly referred to as AA4500, in the treatment of Dupuytren’s contracture.

•

In September, the Company announced that the first patients have been dosed in the Company’s second U.S. phase III pivotal trial (CORD I) and the Australian phase III study (CORD II) for XIAFLEX for the treatment of Dupuytren’s contracture.

•

In September, data presented at the 62nd annual meeting of The American Society for Surgery of the Hand (ASSH) in Seattle, Washington by Dr. Marie Badalamente, Professor, Department of Orthopaedics, State University of New York at Stony Brook showed that XIAFLEX was an effective non-surgical treatment in patients with Dupuytren’s contracture of varying severities.

Testim:

•	According to IMS Health, Inc. (IMS), total prescriptions for Testim in the U.S. grew 33.4% over the third quarter of 2006 to our highest quarterly level.

•	Net sales of Testim for the third quarter of 2007 were favorably impacted by an increase in wholesaler inventories in the U.S. We believe this impact to be approximately $0.8 million.

•

Testim continued to gain significant market share in the U.S., ending the month of September with a 20.7% share of total prescriptions for testosterone gels, up from 19.8% at the end of June 2007 and up from 18.2% at the end of September 2006, according to IMS.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market in the U.S. grew 17% over the third quarter of 2006, according to IMS.

•

In September, the United States Patent and Trademark Office issued a Notice of Allowance for the pending U.S. patent application covering the Testim composition. The issue fee has been paid, and we expect that the patent will issue in late 2007 or early 2008.

•

In October, the manuscript “Efficacy of Testosterone Gel Substitution (Androgel or Testim) among sub-optimally responsive hypogonadal men” by L. Lipshultz, E. Grober, M. Khera, M. Espinoza was posted in the International Journal of Impotence Research web site. The data from this independent study show improvements in symptoms of decreased libido, energy levels and erectile function in 76 percent of hypogonadal men after switching brands of testosterone replacement gel therapy. Total testosterone levels increased significantly in patients who switched to Auxilium’s Testim® 1% (testosterone gel) following suboptimal response to Solvay S.A.’s Androgel® (testosterone gel) 1% but did not increase significantly in patients who switched from Testim to Androgel.

Other:

•	We continued to build out our management team with seasoned executives who recently joined the Company.

•

Mr. Robert Dufour has joined Auxilium in the role of Vice President, Marketing. Mr. Dufour joins us from Wyeth Pharmaceuticals where he was most recently Vice President, Global Business Manager, Oncology, responsible for leading and building a cross-functional team that prepared the organization for Wyeth’s launch of Torisel, and he brings 20 years of experience to our marketing team.

•

Ms. Nancy Fetrow has joined Auxilium in the newly created role of Vice President, Project Management. Ms. Fetrow joins us from Astra Zeneca where she held positions of increasing responsibility within the Clinical Drug Development and Project Management departments, and she brings over 20 years of experience to the role.

•

Mr. William Groff has joined Auxilium in the role of Sr. Director, Manufacturing. Mr. Groff comes to us from CollaGenex and has over 10 years of experience in the development and manufacture of small molecule products, inclusive of ointments, gels and solid dosage forms.

•

Mr. David Petko has joined Auxilium in the role of Senior Director, Engineering & Facilities. Prior to joining Auxilium, Mr. Petko was Engineering Director, Worldwide Engineering & Real Estate, Johnson & Johnson Corporate. He has more than 20 years of pharmaceutical and biopharmaceutical experience in the areas of solid dosage, sterile, and bioprocess engineering.

•	We were named as one of the 10 best places to work in the greater Philadelphia area by Philadelphia Business Journal.

•

We were named a “Rising Star” in the Deloitte & Touche USA LLP 2007 Technology Fast 50 Program for the Greater Philadelphia area, a ranking of the region’s 50 fastest growing technology and life sciences companies by percentage revenue growth.

Revised 2007 Financial Guidance

For 2007, Auxilium anticipates that:

•	net revenues will be in the range of $92 million to $96 million, instead of the previously announced range of $88 million to $92 million, due to higher than anticipated sales of Testim;

•

research and development spending will be in the range of $40 million to $44 million, instead of the previously announced range of $38 million to $42 million, primarily due to initiation of phase III clinical trials for XIAFLEX for the treatment of Dupuytren’s contracture in the third quarter instead of the fourth quarter of 2007;

•	as previously announced, selling, general and administrative expenses will be in the range of $74 million to $77 million; and

•	net loss for 2007 will be in the range of $39 million to $43 million, instead of the previously announced range of $40 million to $44 million.

Third Quarter 2007 Financial Detail

For the quarter ended September 30, 2007, Auxilium reported net revenues of $26.2 million compared to net revenues of $17.6 million in the third quarter of 2006. During the third quarter of 2007, we saw an increase in wholesaler inventories. We estimate that for the third quarter of 2007, wholesaler inventories increased approximately $0.8 million. The net loss for the third quarter of 2007 was $(6.9) million, or $(0.17) per share, compared to a net loss of $(11.8) million, or $(0.39) per share, reported for the third quarter of 2006. Total stock-based compensation expense for the third quarter of 2007 was $1.6 million compared to $1.0 million for the third quarter of 2006.

Auxilium’s gross margin on net revenues was 75.5% for the third quarter of 2007 and 74.6% for the third quarter of 2006. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The improvement in gross margin reflects the impact of year-over-year price increases, partially offset by increases in lower margin international product shipments and coupon usage.

Research and development costs for the third quarter of 2007 were $9.8 million compared with $8.5 million for the comparable year-ago period. The increase in research and development costs was primarily due to the increased spending for development and manufacturing of XIAFLEX.

Selling, general and administrative expenses totaled $18.2 million for the quarter ended September 30, 2007 compared with $17.1 million for the year-ago quarter. The cost for the third quarter of 2006 included the $1.8 million cost to terminate Auxilium’s co-promotion agreement with Oscient Pharmaceuticals, Inc. Excluding this termination cost, the increase was primarily due to higher investment in promotional spending for Testim, including the cost of increasing our sales force, pre-launch marketing for XIAFLEX, and higher stock-based compensation expense.

At September 30, 2007, Auxilium had $82.5 million in cash, cash equivalents, and short-term investments compared to $87.2 million at June 30, 2007.

Year-to-Date September 30, 2007 Financial Detail

•	Net revenues for the nine months ended September 30, 2007 were $68.0 million compared to $49.0 million for the first nine months of 2006, a 39% increase.

•

For the nine months ended September 30, 2007, Auxilium reported a net loss of $(28.8) million, or $(0.77) per share, compared to a net loss of $(33.2) million, or $(1.13) per share, for the first nine months of 2006. Total stock-based compensation expense for the first nine months of 2007 was $4.3 million compared to $2.0 million for the comparable period of 2006.

•	Gross margin on net revenues was 74.5% for the nine months ended September 30, 2007, compared to 74.0% for the comparable 2006 period.

•	Research and development costs for the nine months ended September 30, 2007 were $28.3 million compared with $25.7 million in the year ago period.

•	Selling, general and administrative expenses totaled $53.9 million for the nine months ended September 30, 2007 compared with $45.5 million for the year-ago period.

Conference Call

Auxilium will hold a conference call today, October 31, at 10:00 a.m. EDT, to provide an update on the business and discuss third quarter 2007 results as well as the revised financial guidance it has provided for 2007. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until November 15, 2007.

Conference call details:
Date:	Wednesday, October 31, 2007
Time:	10:00 a.m. EDT
Dial-in (U.S.):	888-713-4213
Dial-in (International):	617-213-4865
Participant Passcode:	14134504
Web cast:	http://www.auxilium.com

To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Conference ID#:	60006034

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has four projects in clinical development. XIAFLEXTM (clostridial collagenase for injection), formerly referred to as AA4500, is in phase III of development for the treatment of Dupuytren’s contracture and is in phase II of development for the treatment of Peyronie’s disease and Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in phase I of development. The Company is currently seeking a partner to further develop this product candidate. Auxilium has two pain products using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to six additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding Auxilium’s expected financial performance during 2007 and the financial milestones that it may achieve for 2007, including 2007 net revenues, research and development spending, selling, general and administrative expenses, and net loss, the timing of the enrollment of patients in the phase III trials for XIAFLEX for the treatment of Dupuytren’s contracture, the interpretation of clinical trial results, the timing of the issuance of a U.S. patent covering the Testim composition, impact of recent additions to the management team, and the drivers of Testim sales and market share growth.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “potentially” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	competition from currently marketed products, generic products, and new products;

•	legislative and regulatory action in the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2006 and in Auxilium’s Quarterly Report on Form 10-Q for the period ended June 30, 2007 which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenues	$26,236	$17,640	$67,996	$49,005

Operating expenses:
Cost of goods sold	6,421	4,484	17,371	12,721
Research and development*	9,833	8,450	28,256	25,677
Selling, general and administrative*	18,159	17,120	53,867	45,499

Total operating expenses	34,413	30,054	99,494	83,897

Loss from operations	(8,177)	(12,414)	(31,498)	(34,892)
Interest income (expense), net	1,224	645	2,650	1,697
Other income (expense), net	3	(1)	—	5

Net loss	$(6,950)	$(11,770)	$(28,848)	$(33,190)

Basic and diluted net loss per common share	$(0.17)	$(0.39)	$(0.77)	$(1.13)

Weighted average common shares outstanding	39,850,584	30,081,510	37,465,765	29,472,146

*includes the following amounts of stock-based compensation expense:
Research and development	$308	$109	$802	$232
Selling, general and administrative	1,333	874	3,479	1,769

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
Cash, cash equivalents and short term investments	$82,534	$54,744
Working capital	73,997	46,819
Total assets	110,542	76,759
Other long-term liabilities	11,361	11,737
Total stockholders’ equity	72,503	42,329